Exhibit 10.1

SEPARATION AGREEMENT

AND GENERAL RELEASE OF ALL

CLAIMS

This Separation Agreement and Release of All Claims (the “Agreement”) is made and entered into by and between James F. O’Neil III (hereinafter referred to as the “Employee”) and Quanta Services, Inc., a Delaware corporation, (hereinafter referred to as the “Company”).

The purpose of this Agreement is to (i) arrange a settlement of the Employee’s employment with the Company that is satisfactory both to the Company and to the Employee and (ii) satisfy the Company’s obligations arising from the Employee’s Employment Agreement effective May 19, 2011 (the “Employment Agreement”). By signing this Agreement, the Company and the Employee agree as follows:

1.	Resignation. The Employee and the Company are entering into this Agreement as a way of amicably concluding the employment relationship between them on April 1, 2016 (the “Separation Date”), and of resolving voluntarily any dispute or potential dispute or claim that the Employee has or might have with the Company, whether known or unknown by the Employee at this time. The Employee resigned as an officer and director of the Company, and from all other officer and director positions he held with affiliates of the Company effective on March 14, 2016, and the Employee agrees that his employment with the Company and its affiliates shall terminate on the Separation Date. The parties agree this Agreement constitutes notice to the Secretary and President of the Company of the Employee’s resignation as an officer and director of the Company, as contemplated by the Company’s bylaws. This Agreement is not and should not be construed as an allegation by the Employee, or as an admission on the part of the Company, that the Company has acted unlawfully or violated any state or federal law or regulation. The Employee agrees that he has not resigned as a director of the Company because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Company, including its parent companies, affiliates, associated companies, and subsidiaries, specifically disclaim any liability to the Employee or any other person for any alleged violation of rights or for any alleged violation of any order, law, statute, duty, policy or contract.

Through the Separation Date, the Company will pay the Employee his regular base salary and the Employee will be eligible to continue his participation in the Company’s benefits plans. On or around March 15, 2016, the Company will also pay the Employee his 2015 annual cash bonus in the amount of Four Hundred Two Thousand Three Hundred Twenty-Five Dollars ($402,325) less applicable taxes and authorized withholdings, and paid contemporaneously with the Company’s payment of annual cash bonuses for 2015 to its active employees.

2.	Severance Benefits. As consideration for the Employee agreeing to release the Company from all claims and liabilities that are described in Paragraph 5 herein and subject to the provisions of Paragraph 11 herein, the Company will provide the Employee the following as severance benefits (the “Severance Benefits”):

a.	a lump sum equal to two (2) years of the Employee’s current annual base salary of One Million One Hundred Thousand Dollars ($1,100,000), which lump sum the parties agree is equal to Two Million Two Hundred Thousand Dollars ($2,200,000), less applicable taxes and authorized withholdings, with such amount to be paid within ten (10) days after the expiration of the period for the Employee to revoke his acceptance to this Agreement under Paragraph 10;

b.	continued vesting of the time-based Restricted Stock Units identified in Exhibit A according to the original vesting schedules set forth in the applicable award agreements for such Restricted Stock Units;

c.	settlement of the Performance Units identified in Exhibit A, the results of which shall be determined by the Compensation Committee, in its sole discretion, based on the Compensation Committee’s determination of the Company’s actual performance over the applicable Performance Period (as defined in the applicable award agreement) on a pro-rata basis calculated by multiplying the final number of Performance Units (as defined in the applicable award agreement) by a fraction, (i) the numerator of which is the number of months of service between the period beginning on the first date of the applicable Performance Period and ending on March 31, 2016 and (ii) the denominator of which is thirty-six (36) (the number of months in each Performance Period);

d.	in accordance with past Company practice, payment of or reimbursement for the Employee’s 2016 executive physical; and

e.	continued coverage, if the Employee so elects, during the eighteen (18) month period following the Separation Date, for the Employee and the Employee’s spouse and eligible dependents, if any, under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), and/or sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, the Company shall promptly reimburse the Employee on a monthly basis for the difference between the amount the Employee pays to effect and continue such coverage and the employee contribution amount that active employees of the Company pay for the same or similar coverage under such group health plans.

Each payment payable under this Agreement is intended to be exempt from or compliant with Section 409A of Internal Revenue Code and constitutes a separate payment for purposes of Section 409A of the Internal Revenue Code. The timing of payment pursuant to this Paragraph shall be determined as established herein and the Employee may not designate the time of payment of any of the Severance Benefits. The Employee acknowledges and agrees that the Company has made no representations to him regarding the tax consequences of any Severance Benefits received by him pursuant to this Agreement.

3.

Entire Consideration. The Employee agrees that the Severance Benefits set forth in Paragraph 2, herein, constitute the entire amount of consideration provided to him under this Agreement and satisfy and exceed the Company’s obligations to the Employee under the Employment Agreement. Except as otherwise provided in this Agreement, the

Employee agrees that, after the Separation Date, the Employee will not be entitled to accrue additional benefits in any of the Company’s benefit plans or receive any salary, bonus, or perquisite, including, but not limited to, corporate housing and Company-provided club memberships. This Agreement does not modify any vested benefits the Employee may have accrued in a Company benefit plan, including, but not limited to, the Company’s Nonqualified Deferred Compensation Plan. Such vested benefits shall be paid according to the terms of the applicable benefit plan. However, any outstanding and unvested equity awards not identified in Exhibit A to this Agreement shall be forfeited. The Employee further agrees that he will make no claim for any additional or other severance benefits or payments and that he will not seek any further compensation for any other claimed damage, costs, severance, income or attorneys’ fees.

4.	Forfeiture of Severance Benefits. Notwithstanding any provision of this Agreement to the contrary, if the Employee violates any provision of this Agreement, fails to execute this Agreement prior to the date that is fifty (50) days after the Separation Date, or if the Employee executes this Agreement but subsequently revokes such execution in accordance with Paragraph 10, then the Employee shall forfeit all outstanding Severance Benefits.

5.	Mutual Release. In consideration of the Severance Benefits, the Employee, for himself, his heirs, executors, administrators, successors and assigns, does fully and forever release and discharge the Company, its parent companies, affiliates, associated companies, and subsidiaries, their respective associated companies and subsidiaries, all of their respective present and former officers, directors, supervisors, managers, employees, stockholders, agents, attorneys and representatives, and the successors and assigns of such persons and entities (collectively, the “Released Parties”), from all actions, lawsuits, grievances, complaints, liens, demands, obligations, damages, liabilities, and claims of any nature whatsoever, known or unknown, that the Employee had, now has, or may hereafter claim to have against the Released Parties from the beginning of time through the date the Employee executes this Agreement. The release provided herein specifically includes, but is not limited to, all claims arising under any federal, state or local fair employment practice laws, and any other employee relations statute, executive order, law and ordinance, including, but not limited to, Title VII of the Civil Rights Acts of 1964, as amended; the Civil Rights Acts of 1866, 1870, and 1871, as amended; the Civil Rights Act of 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act, as amended; the Americans With Disabilities Act of 1990, as amended; the Family and Medical Leave Act, as amended; the Equal Pay Act, as amended; the Fair Labor Standards Act, as amended; the Worker Adjustment and Retraining Notification Act of 1988, as amended; the Employee Retirement Income Security Act of 1974, as amended; Section 806 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. § 1514A, et seq.); the Rehabilitation Act of 1973 (29 U.S.C. Section 791 et seq.); the Occupational Safety and Health Act (29 U.S.C. § 651, et seq.); the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA); the Texas Labor Code, as amended; the Texas Administrative Code, as amended; the Texas Commission on Human Rights Act, as amended; any local human rights law; and any tort or contract cause of action or theory.

The Employee expressly represents and agrees that he has been advised that, by entering into this Agreement, he is waiving all claims that he may have against the Company arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement.

Provided that the Employee timely executes this Agreement and does not revoke his acceptance of this Agreement under Paragraph 10, the Company, on behalf of itself and its successors and assigns, hereby fully and forever releases, acquits and discharges the Employee from all claims, demands, actions, lawsuits, grievances, and obligations of any nature whatsoever that the Company has or might have against the Employee as of the date this Agreement is executed by the Company arising from or in any way connected with or related to the Employee’s past service as an officer, director, employee, or agent of the Company or any of its subsidiaries; provided, however, that such release (i) shall not apply to any claims, demands, actions, lawsuits, grievances or causes of action that the Company may have against the Employee for past conduct that constitutes fraud or willful misconduct, (ii) shall not serve to waive or release any rights or claims of the Company that may arise after the date this Agreement is executed, and (iii) shall not affect any future obligation which the Employee may have to the Company under the terms of this Agreement.

6.	Covenants Concerning Claims/Limitations on Scope of Agreement. The Employee agrees that he will not file any complaints, claims or actions against the Released Parties with any court regarding any matters or claims that arose prior to the Employee’s execution of this Agreement. If any court assumes jurisdiction on behalf of the Employee of any complaint, claim or action against the Company, he will direct that court to withdraw from or dismiss with prejudice the matter.

Notwithstanding the preceding provision or any other provision of the Agreement, the Employee’s agreement to the provisions under Paragraph 5, or any other Paragraph of this Agreement, is not intended to prohibit the Employee from bringing an action to challenge the validity of the release of claims under the Age Discrimination in Employment Act, as amended, or the Older Worker’s Benefit Protection Act, as amended. The Employee further understands and agrees that if he or someone acting on his behalf files, or causes to be filed, any such claim, charge, complaint, or action against the Released Parties, he expressly waives any right to recover any damages or other relief, whatsoever, from the Released Parties, including costs and attorneys’ fees.

Nothing in this Agreement is intended to, or will, interfere with the Employee’s right to file a charge with, provide information to, cooperate with, or participate in an investigation or administrative proceeding conducted by the Equal Employment Opportunity Commission or state fair employment practices agency, or by any other federal or state regulatory or law enforcement agency or commission. However, by executing this Agreement, the Employee hereby waives the right to recover, and agrees not to seek any damages, remedies or other relief for himself personally in any proceeding he may bring before such agency or in any proceeding brought by such agency, or any other person, on his behalf. This Agreement is also not intended to apply to claims for accrued benefits (other than severance-type benefits) under any benefit plan of the Released Parties pursuant to the terms of any such plan.

The Employee understands that he is not releasing rights under this Agreement that cannot be waived as a matter of law, that any claims that cannot be lawfully waived are excluded from this Agreement, and that by executing this Agreement he is not waiving any such claims. Likewise, the Employee is not releasing any rights or claims that may arise after the date on which he signs this Agreement including but not limited to rights under the Indemnity Agreement executed between the Employee and the Company. In addition, while this Agreement requires the Employee to waive any and all claims against the Released Parties arising under workers’ compensation laws (e.g., claims of retaliation for filing a workers’ compensation claim), it is not intended to prohibit the Employee from filing in good faith for and from receiving any workers’ compensation benefits from Released Parties’ workers’ compensation carrier for compensable injuries incurred during his employment. Accordingly, pursuit of any such workers’ compensation benefits with Released Parties’ workers’ compensation carrier or third-party administrator will not be considered a violation of this Agreement.

7.	Agreement Not to Compete/Solicit. The Employee acknowledges that the Employment Agreement subjects him to certain covenants, restrictions and obligations with respect to Company-related inventions and developments in Article V of the Employment Agreement and obligations relating to Proprietary and Confidential Information in Article VI of the Employment Agreement, all of which the parties agree shall remain in full effect as modified by this Agreement and are incorporated by reference into this Agreement. For purposes of convenience, the substantive terms of the non-compete and non-solicitation covenants of Article VI of the Employment Agreement, as modified, are reproduced below.

a.	Non-Compete. The Employee agrees that during the Covenant Period (as defined below), he shall not, without the Company’s written consent, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business venture of any nature:

i.	engage, as an officer, director, shareholder, owner, partner, joint venturer or in a managerial or advisory capacity, whether as an employee, independent contractor, consultant, advisor or sales representative, in any business or industry in which the Employer Group (as defined in the Employment Agreement) is engaged or was engaged during the Employee’s tenure as an officer of the Company, within the United States, Canada or any other country in which the Employer Group conducts business, including any territory serviced by the Employer Group, or in which the Employer Group is actively pursuing business opportunities (the “Territory”);

ii.	engage, as an officer, director, shareholder, owner, partner, joint venturer or in a managerial or advisory capacity, whether as an employee, independent contractor, consultant, advisor or sales representative, with a Prospective Acquiror of the Employer Group. “Prospective Acquiror” means any person or entity, which, to the Employee’s actual knowledge, either called upon or made an acquisition analysis of any member of the Employer Group for the purpose of evaluating an acquisition of any member of the Employer Group or a material portion of the Employer Group’s business within twenty-four (24) months of the Employee’s Separation Date;

iii.	call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of the Employer Group, or a prospective customer that has been actively solicited by the Employer Group, within the Territory for the purpose of soliciting or selling products or services in competition with the Employer Group; or

iv.	call upon any prospective acquisition candidate, on the Employee’s own behalf or on behalf of any competitor, which candidate was, to the Employee’s actual knowledge after due inquiry, either called upon by the Employer Group or for which the Employer Group made an acquisition analysis for the purpose of acquiring such entity.

b.	Non-Solicitation. The Employee agrees that during the Covenant Period, he shall not, without the Company’s written consent, employ, hire, solicit, induce or identify for employment or attempt to employ, hire, solicit, induce or identify for employment, directly or indirectly, any employee(s) of the Employer Group to leave his or her employment and become an employee, consultant or representative of any other entity including, but not limited to, the Employee’s new employer, if any.

c.	Publicly Traded Securities. The provisions of this Paragraph 7 shall not prevent the Employee from acquiring or holding publicly traded stock or other public securities of a competing company, so long as the Employee’s ownership does not exceed two percent (2%) of the outstanding securities of such company.

d.	Agreement to Inform Subsequent Employers. For a period of two (2) years after the Separation Date, the Employee agrees to inform each new employer, prior to accepting employment, of the existence of the Employment Agreement and provide that employer with a copy of the Employment Agreement.

e.	Reasonableness of Restrictions. The Employee acknowledges that the restrictions set forth in this Paragraph 7 are intended to protect the Employer Group’s legitimate business interests and its Proprietary and Confidential Information (as defined in the Employment Agreement) and established relationships and good will. The Employee acknowledges that the time, geographic and scope of activity limitations set forth herein are reasonable and necessary to protect the Employer Group’s legitimate business interests. However, if in any judicial proceeding, a court shall refuse to enforce this Agreement as written, whether because the time limitation is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of activity or otherwise) than is necessary to protect the legitimate business interests of the Employer Group, it is expressly understood and agreed between the parties hereto that this Agreement is deemed modified to the extent necessary to permit this Agreement to be enforced in any such proceedings.

f.	Ability to Obtain Other Employment. The Employee acknowledges that (1) the Employee’s knowledge, experience and capabilities are such that the Employee can obtain employment in business activities which are of a different and non-competing nature than those performed in the course of his employment with the Company or in the geographic areas outside of the Territory and (2) the enforcement of a remedy hereunder including, but not limited to, injunctive relief, will not prevent the Employee from earning a reasonable livelihood.

g.	Injunctive Relief. The Employee acknowledges that compliance with this Paragraph 7 is necessary to protect the good will and other legitimate business interests of the Employer Group and that a breach of any or all of these provisions will give rise to irreparable and continuing injury to the Employer Group that is not adequately compensable in monetary damages or at law. Accordingly, the Employee agrees that the Company, its successors and assigns, may obtain injunctive relief against the breach or threatened breach of any or all of these provisions, in addition to any other legal or equitable remedies which may be available to the Employer Group at law or in equity or under the Employment Agreement. Because the Employee further acknowledges that it would be difficult to measure any damages caused to the Employer Group that might result from any breach by the Employee of any promises set forth in the Agreement, the Employee agrees that the Company shall be entitled to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Employer Group, as well as to be relieved of any obligation to provide further payment or benefits to the Employee or the Employee’s dependents.

h.	Other Remedies. In addition to the remedies provided in Paragraph 4 of this Agreement, if the Employee violates and/or breaches the Employment Agreement, the Company shall be entitled to an accounting and repayment of all lost profits, compensation, commissions, remuneration or benefits that the Employee directly or indirectly has realized or may realize as a result of any such violation or breach. The Company shall also be entitled to recover for all lost sales, profits, commissions, good will and customers caused by the Employee’s improper acts, in addition to and not in limitation of any injunctive relief or other rights or remedies that the Company is or may be entitled to at law or in equity under the Agreement.

i.	Costs. The Employee acknowledges that should it become necessary for the Company to file suit to enforce the provisions contained herein, and any court of competent jurisdiction awards the Employer Group any damages and/or an injunction due to the acts of the Employee, then the Company shall be entitled to recover its reasonable costs incurred in conducting the suit including, but not limited to, reasonable attorneys’ fees and expenses.

j.	Covenant Period. For purposes of this Paragraph 7, the Covenant Period shall mean the period beginning on the Separation Date and ending on the date that is two (2) years after the Separation Date.

8.	Employee Acknowledgments. The Employee acknowledges and agrees that:

a.	In return for and in consideration of his execution, delivery and performance of this Agreement, the Company is providing to the Employee the Severance Benefits.

b.	The Employee is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement.

c.	The Employee does not waive rights or claims that may arise after the date this Agreement is signed.

d.	In return for signing this Agreement, the Employee will receive payment of consideration beyond that which he was entitled to receive in the absence of entering into this Agreement.

9.	Twenty-One (21) Day Review Period. The Employee acknowledges that he was provided at least twenty-one (21) days to consider whether to sign this Agreement. If the Employee signs this Agreement prior to the end of the 21-day period, he certifies and agrees that the decision to accept such shortening of time is knowing and voluntary. Should the Employee sign this Agreement before the expiration of the 21-day period, the Company may at its option and discretion expedite the processing of some or all of the Severance Benefits, subject to the revocation period set forth in Paragraph 10.

10.	Seven (7) Day Revocation Period. The Employee understands that he may revoke this Agreement at any time within seven (7) days after he executes it. To revoke the Agreement, the Employee must deliver written notification of such revocation to the Company’s General Counsel within seven (7) days after the date of the Employee’s execution of this Agreement. The Employee further understands that if he does not revoke the Agreement within seven (7) days following its execution (excluding the date of execution), it will become effective, binding, and enforceable. The Employee understands that he will not receive the Severance Benefits until this Agreement becomes effective, binding, and enforceable, which shall not occur prior to the eighth day following the Employee’s execution of this Agreement.

11.	Employee Representations. The Employee represents that:

a.	he has reviewed all aspects of this Agreement;

b.	he has carefully read and fully understands all of the provisions and effects of this Agreement;

c.	he has had the opportunity to consult with an attorney before signing this Agreement.

d.	he understands that in agreeing to the terms of this Agreement he is releasing the Released Parties from any and all claims he may have against the Company, and all persons acting by, through, under or in concert with the Company, including claims under the federal Age Discrimination in Employment Act of 1967, as amended, as well as any claims for age discrimination that may exist under Texas law or any other applicable law, as more particularly described in Paragraph 5 herein;

e.	he voluntarily agrees to all the terms set forth in this Agreement;

f.	he has not filed, caused to be filed, and presently is not a party to any claim, complaint, or action against the Released Parties in any forum or form, whether administrative or otherwise; and

g.	as of the time of execution of this Agreement by the Employee, the Employee is unaware of any facts or conduct that would give rise to a claim against the Released Parties of any type or sort, including those types of claims or other violations set forth generally and specifically above, and further including but not limited to, any claims under the Family Medical Leave Act of 1993 or the Fair Labor Standards Act.

12.	Return of Company Property and Confidentiality Obligations. The Employee agrees that on or before the Separation Date, the Employee shall return or shall have returned all Company Property and Proprietary and Confidential Information. “Company Property” means all property of the Company, including, but not limited to, Company issued/owned computers, laptops, peripheral electronic equipment (e.g., printers, cameras, projectors, computer docking stations, etc.), Blackberry or other personal digital assistants (PDAs), cellular telephones, credit cards, keys, door cards, tools, equipment on loan, and any other Company books, manuals, and journals. For purposes of this Paragraph 12 and Paragraph 13, “Company” shall include all parent companies, affiliates, associated companies, and subsidiaries.

The Employee further acknowledges and agrees that the Employee is obligated to not, at any time, disclose or otherwise make available to any person, company or other party Proprietary and Confidential Information or trade secrets of the Company, its parent, associated companies, affiliates, and subsidiaries. This Agreement shall not limit any obligations the Employee has under any applicable federal or state law.

13.	Non-disparagement. The Employee agrees not to make any disparaging or negative statements about the Company, its services or its current or former directors, officers, supervisors, managers, or employees. The Company shall refrain, and shall use reasonable efforts to cause its directors and executive officers to refrain, from making any disparaging or negative statements about the Employee or the Employee’s services to the Company. Statements made in the course of any litigation, or legal or regulatory proceeding, whether disparaging or negative, are excluded from the coverage of this Paragraph.

14.	Assistance With Legal Proceedings. The Employee agrees that following the execution of this Agreement, the Employee will furnish such information and proper assistance as may be reasonably necessary in connection with any litigation or other legal proceedings in which the Company is then or may become involved, and shall cooperate in a timely manner with the Company, including but not limited to cooperation with the Board of Directors, officers, counsel, regulators and auditors, with respect to all internal investigations with respect to which the Employee may have relevant information, provided, however, that for the period from the Separation Date through June 30, 2016, the Company will compensate the Employee at the hourly rate of Four Hundred Dollars ($400) for any such services that exceed eight hours per month. For services that are provided under this Paragraph 14 on and after July 1, 2016, the Company will compensate the Employee at the stated hourly rate for any such services that exceed one hour per month. The Company shall also reimburse the Employee for all reasonable and necessary expenses he incurs in fulfilling his obligations under this Paragraph 14, including but not limited to, attorneys’ fees.

15.	Voluntary Action. The Employee represents and agrees that he is knowingly and voluntarily entering into this Agreement, and that he has relied solely and completely upon his own judgment or the advice of his attorney in entering into this Agreement.

16.	Entire Agreement. This Agreement sets forth the entire agreement between the Employee and the Company and fully supersedes and replaces any and all prior agreements or understandings, written or oral, between the Company and the Employee pertaining to the subject matter of this Agreement, including, without limitation, the provisions of the Employment Agreement that are not incorporated herein pursuant to Paragraph 7. The Employee and the Company represent and acknowledge that in executing this Agreement they do not rely upon and have not relied upon any representation or statement made by any of the parties or by any of the parties’ agents, attorneys, employees, or representatives with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.

17.	Partial Invalidity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, all remaining provisions of this Agreement shall otherwise remain in full force and effect and be construed as if such illegal, invalid or unenforceable provision had not been included herein.

18.	Governing Law. This Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of Texas without regard to principles of conflict of laws.

QUANTA SERVICES, INC.

DATED: March 14, 2016	By:	/s/ Bruce E. Ranck
Bruce E. Ranck
Chairman of the Board

EMPLOYEE

DATED: March 14, 2016	/s/ James F. O’Neil III
James F. O’Neil III

EXHIBIT A

Restricted Stock Units:

For purposes of this Agreement, “Restricted Stock Units” means the outstanding Restricted Stock Units granted under the Company’s 2011 Omnibus Equity Incentive Plan, as identified below:

Grant Date	02.28.17 Vest	02.28.18 Vest	Total Unvested Shares Included in the Severance Benefits
03.12.14	39,422		39,422
03.12.14	18,449		18,449
03.16.15	25,552	25,552	51,104
Total			108,975

Performance Units:

For purposes of this Agreement, “Performance Units” means the outstanding Performance Units granted under the Company’s 2011 Omnibus Equity Incentive Plan, which shall be subject to proration in accordance with the terms of Paragraph 2(c), as identified below:

Grant Date	Performance Period (calendar years)	2017 Vest	2018 Vest	Total
03.16.14A	2014-2016	55,345		55,345
03.16.15B	2015-2017		87,108	87,108
Total				142,453

A	Threshold is 13,837 Performance Units; maximum is 110,690.
B	Threshold is 21,777 Performance Units; maximum is 174,216.

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